FIRST AMENDMENT TO
                        WARRANT TO PURCHASE COMMON STOCK


     On April 23, 1996, Conseco, Inc. (the "Holder") and NAL Financial Group, Inc. (the "Company") executed a warrant under which the Company inter alia granted to Holder the right to purchase up to 500,000 shares of common stock of the Company (the "Warrant") subject to adjustment.


     For good and valuable consideration, receipt of which is acknowledged, Holder and the Company agree to amend the Warrant as follows:

         1.       Section 2 shall be amended and restated to read as follows:

                  "2.      Exercise Price and Number of Shares.

         2.1. Exercise Price. The Exercise Price at which this Warrant may be exercised shall be $0.15 per share of common stock, as adjusted pursuant to Section 11 hereof.

         2.2. Number of Shares. The number of shares of the Company's Common Stock, $.15 par value per share, ("Common Stock") which may be purchased pursuant to this Warrant shall be 500,000 shares, as adjusted pursuant to Section 11 hereof."

         2. In all other respects the Warrant shall continue unamended and in full force and effect.



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



         IN WITNESS WHEREOF the parties have executed this First Amendment to be effective as of June 23, 1997


CONSECO, INC.                                     NAL FINANCIAL GROUP, INC.
as Holder                                          as the Company



By:/s/ NGAIRE E. CUNEO                             By: /s/ ROBERT R. BARTOLINI
   ------------------------                           ------------------------
   Ngaire E. Cuneo                                   Robert R. Bartolini
   Executive Vice President                          Chief Executive Officer


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